UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32270	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B, Levittown, PA 19056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Paul Waimberg resigned from his position of Vice President — Finance and Corporate Development and Treasurer of StoneMor GP LLC, the general partner (“StoneMor GP”) of StoneMor Partners L.P., effective February 28, 2013. Upon his resignation, Mr. Waimberg’s duties and responsibilities at StoneMor GP will be performed by the Chief Financial Officer and other senior employees.

On February 28, 2013, StoneMor GP and Mr. Waimberg entered into an Employment Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Waimberg is entitled to receive a severance package consisting of: (i) twenty-six weeks’ base salary payable over the period of March 1, 2013 to August 30, 2013; (ii) a contribution to Mr. Waimberg’s COBRA premium for the months of March 2013 through August 2013 on the same basis as StoneMor GP currently contributes to Mr. Waimberg’s employee health insurance premium; and (iii) continued vesting of Mr. Waimberg’s unit appreciation rights during the period from March 1, 2013 to August 30, 2013. The Separation Agreement also contains other terms and conditions customary for an agreement of this nature, which are set forth in a copy of the Separation Agreement attached hereto as Exhibit 10.1.

The foregoing summary of the Separation Agreement is not intended to be complete and is qualified in its entirety by reference to the Separation Agreement attached hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Separation Agreement, executed on February 28, 2013, by and between StoneMor GP LLC and Paul Waimberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC
its general partner

By:	/s/ Timothy K. Yost
Name:	Timothy K. Yost
Title:	Chief Financial Officer

Date: February 28, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Separation Agreement, executed on February 28, 2013, by and between StoneMor GP LLC and Paul Waimberg.